Exhibit 10.3

Execution Copy

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 20th day of February, 2009, between Boise Cascade, L.L.C., a Delaware limited liability company (the “Company”), and Duane C. McDougall (“Executive”).

WHEREAS, Company and Executive are parties to an Employment Agreement dated November 20, 2008 (as amended from time to time, the “Employment Agreement”); and

WHEREAS, Company and Executive have agreed to make certain changes to the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Change in Base Salary.  Sections 3(a) and 5(g) of the Employment Agreement are amended by deleting the references “$800,000” therein and replacing same with “$808,250”.

2.  Change in Health and Welfare Benefits.  Notwithstanding anything to the contrary in Section 3(a) of the Employment Agreement Executive acknowledges that neither he nor his employees will have any right to participate in the Boise Cascade L.L.C Consumerwise Medical Benefits Plan and any successor plan thereto.  All other health care plans normally made available to salaried employees and their dependents shall be available to Executive on the same terms as they are from time to time available to other salaried employees.

3.  Elimination of Life Insurance Benefit.  Section 3(f) of the Employment Agreement is deleted in its entirety.  Notwithstanding the foregoing Executive shall be entitled to participate in Company’s customary life insurance program provided to its salaried employees as it may from time to time be in effect, which, as the date of this Agreement provides coverage equal to the amount of an employee’s base salary up to a limit of $250,000 without payment by the employee of any portion of the premium therefor.

4.  Change in Severance Benefits.  Sections 5(b) and 5(c) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

(b)  If the Employment Period is terminated by the Company without Cause (and, for the avoidance of doubt, a termination by the Company without Cause shall not be deemed to occur if the Company provides written notice that it elects not to renew the Employment Period or upon any expiration of the Employment Period for non-renewal) or upon Executive’s resignation with Good Reason (and, for the avoidance of doubt, a resignation by Executive for Good Reason shall not be deemed to occur if Executive provides written notice that he elects not to renew the Employment Period or upon any expiration of the Employment Period for non-renewal), Executive shall be entitled to receive: (i) his Base Salary at the rate then in effect as of the date of termination; (ii) any amount owed Executive by reason of such termination under the terms of any other compensation plan of Company in which Executive participates (when and as payable under the terms of such plan); (iii) the value of any unused and accrued time off, less any advanced time off, in accordance with the time off policy applicable to Executive immediately prior to Executive’s date of termination, (iv) an amount equal to two times the sum of (a) his Base Salary at the rate then in effect and (b) his Target Bonus for the calendar year in which such termination occurred.  In addition, if the Employment period is terminated by the Company without Cause or upon Executive’s resignation with Good Reason, the Company shall provide to Executive for an 18 month period following the date of termination of his employment: (x) life insurance at the level and cost to Executive provided for prior to termination pursuant to Section 3(f) of the Employment Agreement, as amended hereby; and (y) and all other financial counseling, disability accident and healthcare insurance plans (other than as excluded pursuant to Section 2 of this Agreement) in which Executive was participating as of the date of Termination, subject to payment by the Executive of premiums and other cost sharing provided for under such plans and programs.

(c)           If the Employment Period is terminated by the Company for Cause, if the Employment Period expires due to the Company or Executive electing not to renew the Employment Period or if the Employment Period is terminated pursuant to paragraph 5(a)(i) above (other than as a result termination with Good Reason), Executive shall only be entitled to receive the items of compensation described under clauses)(i), (ii) and (iii) of paragraph 5(b) above.

5.  Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Duane C. McDougall
[Address]

Notices to the Company:

Boise Cascade, L.L.C.
1111 W. Jefferson Street, Suite 300
Boise, ID 83702-5389
Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

6.  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.  Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.  No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever used herein, “including” shall mean “including, without limitation.”

9.  Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.  Choice of Law.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF IDAHO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

11.  Confirmation.  Except as amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects as of the date hereof.

IN WITNESS WHEREOF, the parties have caused this agreement to be signed as of the date first set forth above.

BOISE CASCADE, L.L.C.

By	/s/ Tom Carlile	/s/ Duane McDougall
Executive Vice President and Chief Financial Officer		Duane C. McDougall